Exhibit 10.9

AMENDMENT 2008-2

TO THE

EMPLOYMENT AGREEMENT

THIS AMENDMENT 2008-2, dated as of December 20, 2008, between Embarq Corporation, a Delaware corporation (“Embarq”), (Embarq and its subsidiaries are collectively referred to herein as “Company”), and Thomas A. Gerke (“Executive”).

RECITALS

WHEREAS, Company and Executive previously entered into that certain Employment Agreement, dated as of March 3, 2008 (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with Company;

WHEREAS, Company, Century Tel, Inc. and Executive entered into an amendment to the Employment Agreement in connection with the negotiation and execution of that certain Agreement and Plan of Merger, dated October 26, 2008, and subject to the closing of the transaction contemplated thereby (the “CIC Amendment”);

WHEREAS, Company and Executive desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations issued thereunder; and

WHEREAS, Section 8 of the Employment Agreement provides that the Employment Agreement may be amended by mutual agreement of the parties in writing and Company and Executive desire to amend the Employment Agreement by entering into this Amendment 2008-2.

NOW, THEREFORE, the Company and Executive hereby agree that, effective December 20, 2008, the Employment Agreement shall be amended as follows:

1. Section 4.01 Payments on Certain Terminations Not in Connection with a Change in Control. Section 4.01(iii) of the Employment Agreement is hereby deleted in its entirety and replaced to read as follows:

“(iii)	(A)	Executive shall be entitled to continue to receive, during the Non-CIC Severance Period, health and dental benefits under Company’s health and dental plans at the level Executive was receiving or entitled to receive as of the Termination Date. Executive shall pay to the Company on the last day of each month preceding the month that the health and dental coverage continuation shall be provided, the full cost of the monthly premiums equal to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) cost of continued health and dental coverage under the health and dental plans of the Company. The first such payment shall be paid to the Company on the last day of the month in which Executive’s Termination Date occurs. Executive shall receive a monthly reimbursement payment during the Non-CIC Severance Period, on the first payroll date of each month, equal to the monthly COBRA cost of continued health and dental coverage under the health and dental plans of the Company, less the amount that Executive would be required to contribute for health and dental coverage if Executive were an active employee. Reimbursements under this Section 4.01(iii)(A) shall commence on the first payroll date occurring in the month following the month in which Executive’s Termination Date occurs and, except as provided below in Section 4.01(iii)(E), shall continue until the end of the Non-CIC Severance Period. The COBRA continuation coverage period under Section 4980B of Code shall begin coincident with (i) the first day of the month following the last day of the Non-CIC Severance Period, or (ii) the first day of the month following the commencement of coverage with another employer, whichever occurs first. Any long-term disability and short-term disability benefits shall cease on Executive’s last day worked as an employee of the Company.

(B)	Executive shall be entitled to convert his life insurance coverage upon termination of employment. Executive shall pay the Company on the last day of the quarter preceding the quarter that such life insurance coverage shall be provided an amount equal to the cost of the quarterly premiums to maintain such converted life insurance coverage. The first such payment shall be paid to the Company on the last day of the calendar quarter in which Executive’s Termination Date occurs. Executive shall receive from the Company a quarterly reimbursement payment during the Non-CIC Severance Period in an amount equal to the premium cost that Executive will incur during the quarter to maintain life insurance coverage under the converted policy. Such quarterly reimbursement payments under this Section 4.01(iii)(B) shall commence on the first payroll date of the first calendar quarter following the calendar quarter in which Executive’s Termination Date occurs and, except as provided below in Section 4.01(iii)(E), shall continue until the end of the Non-CIC Severance Period.

(C)	Executive shall receive any qualified or nonqualified retirement benefits as specified in such plans maintained by the Company pursuant to which Executive is or was a participant and is entitled to a benefit. Such benefits shall be provided in accordance with the terms of the applicable plans.

(D)	All payments pursuant to this Section shall be subject to applicable federal and state income and other withholding taxes. On each date on which a payment (if any) is made above under Section 4.01(iii)(A) and Section 4.01(iii)(B), the Company shall pay Executive an additional amount in a lump sum cash payment equal to the federal, state and local income and payroll taxes that Executive incurs on the amount paid under Section 4.01(iii)(A), Section 4.01(iii)(B) or this Section 4.01(iii)(D). The foregoing gross-up payment shall be made with respect to each payment (if any) under Section 4.01(iii)(A), Section 4.01(iii)(B) and this Section 4.01(iii)(D) and shall cease when payments under Section 4.01(iii)(A) and Section 4.01(iii)(B) cease.

(E)	Notwithstanding the above, the Company’s obligations to provide payments described above in Sections 4.01(iii)(A), 4.01(iii)(B) and 4.01(iii)(D) shall cease upon the earlier of (x) Executive ceasing to pay when due the premiums charged by the Company for the applicable benefits; or (y) Executive obtaining full-time employment with a new employer. Within 30 days of Executive’s commencement of full-time employment with another employer, Executive shall provide the Company written notice of such employment. Nothing in this Section 4.01(iii)(E) shall affect Executive’s right to pay for his own COBRA continuation coverage in accordance with Section 4980B of the Code.

(F)	Executive shall receive a lump sum cash payment equal to the value of all applicable employee benefits other than those listed above in this Section 4.01(iii) that are generally provided to Senior Officers (other than country club membership dues and accrual of vacation) that Executive was receiving or was entitled to receive as of the Termination Date, calculated as if such benefits were provided for the duration of the CIC Severance Period. Any such lump sum cash payment shall be paid by Company on the first payroll date following Executive’s Termination Date.”

2. Section 4.02 Payments on Certain Terminations in Connection with a Change in Control. Section 4.02(iii) of the Employment Agreement is hereby deleted in its entirety and replaced to read as follows:

“(iii)	(A)	Executive shall be entitled to continue to receive, during the CIC Severance Period, health and dental benefits under Company’s health and dental plans at the level Executive was receiving or entitled to receive as of the Termination Date. Executive shall pay to the Company on the last day of each month preceding the month that the health and dental coverage continuation shall be provided, the full cost of the monthly premiums equal to the COBRA cost of continued health and dental coverage under the health and dental plans of the Company. The first such payment shall be paid to the Company on the last day of the month in which Executive’s Termination Date occurs. Executive shall receive a monthly reimbursement payment during the CIC Severance Period, on the first payroll date of each month, equal to the monthly COBRA cost of continued health and dental coverage under the health and dental plans of the Company, less the amount that Executive would be required to contribute for health and dental coverage if Executive were an active employee. Reimbursements under this Section 4.02(iii)(A) shall commence on the first payroll date occurring in the month following the month in which Executive’s

Termination Date occurs and, except as provided below in Section 4.02(iii)(E), shall continue until the end of the CIC Severance Period. The COBRA continuation coverage period under Section 4980B of Code shall begin coincident with (i) the first day of the month following the last day of the CIC Severance Period, or (ii) the first day of the month following the commencement of coverage with another employer, whichever occurs first. Any long-term disability and short-term disability benefits shall cease on Executive’s last day worked as an employee of the Company.

(B)	Executive shall be entitled to convert his life insurance coverage upon termination of employment. Executive shall pay the Company on the last day of the quarter preceding the quarter that such life insurance coverage shall be provided an amount equal to the cost of the quarterly premiums to maintain such converted life insurance coverage. The first such payment shall be paid to the Company on the last day of the calendar quarter in which Executive’s Termination Date occurs. Executive shall receive from the Company a quarterly reimbursement payment during the CIC Severance Period in an amount equal to the premium cost that Executive will incur during the quarter to maintain life insurance coverage under the converted policy. Such quarterly reimbursement payments under this Section 4.02(iii)(B) shall commence on the first payroll date of the first calendar quarter following the calendar quarter in which Executive’s Termination Date occurs and, except as provided below in Section 4.02(iii)(E), shall continue until the end of the CIC Severance Period.

(C)	Executive shall receive any qualified or nonqualified retirement benefits as specified in such plans maintained by the Company pursuant to which Executive is or was a participant and is entitled to a benefit. Such benefits shall be provided in accordance with the terms of the applicable plans.

(D)	All payments pursuant to this Section shall be subject to applicable federal and state income and other withholding taxes. On each date on which a payment (if any) is made above under Section 4.02(iii)(A) and Section 4.02(iii)(B), the Company shall pay Executive an additional amount in a lump sum cash payment equal to the federal, state and local income and payroll taxes that Executive incurs on the amount paid under Section 4.02(iii)(A), Section 4.02(iii)(B) or this Section 4.02(iii)(D). The foregoing gross-up payment shall be made with respect to each payment (if any) under Section 4.02(iii)(A), Section 4.02(iii)(B) and this Section 4.02(iii)(D) and shall cease when payments under Section 4.02(iii)(A) and Section 4.02(iii)(B) cease.

(E)	Notwithstanding the above, the Company’s obligations to provide payments described above in Sections 4.02(iii)(A), 4.02(iii)(B) and 4.02(iii)(D) shall cease upon the earlier of (x) Executive ceasing to pay when due the premiums charged by the Company for the applicable benefits; or (y) Executive obtaining full-time employment with a new employer. Within 30 days of Executive’s commencement of full-time employment with another employer, Executive shall provide the Company written notice of such employment. Nothing in this Section 4.02(iii)(E) shall affect Executive’s right to pay for his own COBRA continuation coverage in accordance with Section 4980B of the Code.

(F)	Executive shall receive a lump sum cash payment equal to the value of all applicable benefits other than those listed above in this Section 4.02(iii) that are generally provided to Senior Officers (other than country club membership dues and accrual of vacation) that Executive was receiving or was entitled to receive as of the Termination Date, calculated as if such benefits were provided for the duration of the Non-CIC Severance Period. Any such lump sum cash payment shall be paid by Company on the first payroll date following Executive’s Termination Date.”

3. Section 4.03 280G Provision. The last two sentences of Section 4.03(a) of the Employment Agreement are hereby deleted and replaced to read as follows:

“If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of stock options or equity awards) constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction shall be effected in the following order: (i) by cancelling the acceleration of vesting of stock options (or portions thereof) and then restricted stock units (or portions thereof) in reverse chronological order of grant date (for example, the accelerated vesting of a 2007 grant would be cancelled prior to a 2006 grant), (ii) by cancelling the acceleration of vested but unsettled restricted stock units (or portions thereof) in reverse chronological order of grant date, (iii) by reducing amounts payable pursuant to (A) Sections 4.01(i) or 4.02(i), then (B) Sections 4.01(ii) or 4.02(ii), then (C) Sections 4.01(iii)(F) or 4.02(iii)(F), then (D) Sections 4.01(iii)(D) or 4.02(iii)(D), (iv) by reducing benefits pursuant to Sections 4.01(iii)(B) or 4.02(iii)(B), and (v) by reducing benefits pursuant to Sections 4.01(iii)(A) or 4.02(iii)(A).”

4. Section 4.04 Other Provisions Regarding Payments and Benefits. Section 4.04(d) is hereby deleted and the remaining provisions in Section 4.04 are hereby renumbered accordingly.

5. Section 409A of the Code. Section 15 is hereby deleted in its entirety and replaced to read as follows:

“15. Section 409A of the Code.

15.01 Interpretation.

Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under

Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of any payment.

15.02 Payment Delay.

Notwithstanding anything in this Agreement to the contrary, if on the date of Executive’s termination of employment with the Company, Company stock (or stock of any other company required to be aggregated with Company for purposes of Section 409A of the Code) is publicly-traded on an established securities market or otherwise and Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its discretion in accordance with its “specified employee” determination policy, then all severance payments payable to Executive under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code and payable within six months following Executive’s “separation from service” shall be postponed for a period of six months following Executive’s “separation from service” with Company. The postponed amounts shall be paid to Executive in a lump sum within 30 days after the date that is six months following Executive’s “separation from service” with Company. If Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after Executive’s death.

15.03 Reimbursements.

All reimbursements and provision of in-kind benefits (including, but not limited to, financial planning expenses, legal fees and outplacement benefits) provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or the amount of in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, (iii) the reimbursement of an eligible expense or provision of in-kind benefits will be made on or before the last day of the taxable year following the year in which the expense is incurred or payment becomes due, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.”

6. Conforming Change to CIC Amendment. The provisions of Section 1 of this Amendment 2008-2 shall apply for purposes of any applicable benefit continuation contemplated by the first sentence of Section 4(d) of the CIC Amendment and shall be in addition to any benefit continuation due to the Executive during the CIC Severance Period.

7. In all respects not modified by this Amendment 2008-2, the Employment Agreement, as previously amended, is hereby ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Company and Executive agree to the terms of the foregoing Amendment 2008-2, effective as of the date set forth above.

EMBARQ CORPORATION

By:	/s/ E. J. Holland, Jr.
Name:	E. J. Holland, Jr.
Title:	SVP H.R. & Communications

EXECUTIVE

/s/ Thomas A. Gerke
Thomas A. Gerke

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